EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement Nos. 33-25938, 33-25939, 33-46233, 33-46234, 333-129633, 333-129634, 333-129637, 333-131024 and 333-138754 on Form S-8 and Registration Statement Nos. 333-111347, 333-133267, 333-135747, 333-143883 and 333-145586 on Form S-3 of our reports dated June 13, 2008, relating to the consolidated financial statements of Clinical Data, Inc. and subsidiaries (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the adoption of Statement of Financial Accounting Standards No. 123(R), “Share-Based Payment,” effective April 1, 2006) and the effectiveness of Clinical Data, Inc. and subsidiaries’ internal control over financial reporting, appearing in this Annual Report on Form 10-K of Clinical Data, Inc. for the year ended March 31, 2008.
/s/ Deloitte & Touche LLP
Boston, Massachusetts
June 13, 2008